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Exhibit 99.4

Offer to Exchange
7 1/8% Notes due 2007, which
have been Registered under the Securities Act,
for Outstanding
7 1/8% Notes Due 2007
of
Harman International Industries, Incorporated

To our clients:

        Enclosed is a prospectus dated                        , 2002 of Harman International Industries, Incorporated, and a letter of transmittal (which together constitute the "exchange offer") relating to the offer by Harman International to exchange up to $300,000,000 aggregate principal amount of its 7 1/8% Notes due 2007, pursuant to an offering registered under the Securities Act of 1933, for a like principal amount of its issued and outstanding 7 1/8% Notes due 2007, upon the terms and subject to the conditions set forth in the exchange offer.

        Please note that the offer will expire at 5:00 p.m., New York City time, on                        , 2002, unless extended.

        The exchange offer is not conditioned upon any minimum number of outstanding notes being tendered.

        We are the participants in the book-entry transfer facility of outstanding notes held by us for your account. A tender of such outstanding notes can be made only by us as the participant in the book-entry transfer facility and pursuant to your instructions. The letter of transmittal is furnished to you for your information only and cannot be used by you to tender outstanding notes held by us for your account.

        We request instructions as to whether you wish to tender any or all of the outstanding notes held by us for your account pursuant to the terms and conditions of the exchange offer. We also request that you confirm that we may on your behalf make the representations contained in the letter of transmittal that are to be made with respect to you as beneficial owner.

        Pursuant to the letter of transmittal, each holder of outstanding notes will represent to Harman International that (i) it is not an affiliate of either Harman International or its subsidiaries or, if the holder is an affiliate of Harman International or its subsidiaries, it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable, (ii) the exchange notes are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder, (iii) the holder has not entered into an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes, (iv) the holder is not a broker-dealer who purchased the notes for resale pursuant to an exemption under the Securities Act, and (v) the holder will be able to trade exchange notes acquired in the exchange offer without restriction under the Securities Act. If the tendering holder is a broker-dealer that will receive exchange notes for its own account pursuant to the exchange offer, we will represent on behalf of such broker-dealer that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. By acknowledging that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Very truly yours,

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  Exhibit 99.4